                             EXHIBIT 99.1

West Pharmaceutical Services, Inc.

($ Millions)
Presented "as if" 2010 business unit realignments were effective in 2009, in order to facilitate comparative analyses of 2010 segment results to the comparable prior-year periods

(UNAUDITED)
	2009 Consolidated Results
	Three Months Ended				Year Ended
	March 31	June 30	Sept 30	Dec 31	Dec 31
Net Sales:
Pharmaceutical Packaging Systems	$176.4	$190.1	$189.9	$219.6	$776.0
Pharmaceutical Delivery Systems	67.5	72.1	70.2	75.2	285.0
Eliminations	(1.5)	(1.2)	(1.2)	(1.4)	(5.3)
Consolidated Net Sales	242.4	261.0	258.9	293.4	1,055.7

Gross Profit:
Pharmaceutical Packaging Systems	56.4	62.9	59.2	72.4	250.9
Pharmaceutical Delivery Systems	12.9	15.8	12.5	11.5	52.7
Consolidated Gross Profit	69.3	78.7	71.7	83.9	303.6

Research and Development Expense:
Pharmaceutical Packaging Systems	(2.0)	(2.1)	(2.4)	(2.5)	9.0)
Pharmaceutical Delivery Systems	(2.3)	(2.6)	(2.7)	(3.3)	(10.9)
Consolidated Research and Development	(4.3)	(4.7)	(5.1)	(5.8)	(19.9)

Selling, General and Administrative Expense:
Pharmaceutical Packaging Systems	(25.6)	(25.6)	(25.7)	(26.2)	(103.1)
Pharmaceutical Delivery Systems	(7.2)	(8.3)	(8.1)	(8.1)	(31.7)
General Corporate Costs and Other	(10.1)	(11.2)	(10.5)	(11.1)	(42.9)
Consolidated S,G&A Expense	(42.9)	(45.1)	(44.3)	(45.4)	(177.7)

Operating Profit:
Pharmaceutical Packaging Systems	28.9	35.4	30.9	43.1	138.3
Pharmaceutical Delivery Systems	3.1	5.0	1.6	0.2	9.9
General Corporate Costs	(4.6)	(4.9)	(3.7)	(5.8)	(19.0)
Stock-based Compensation Expense	(1.4)	(2.3)	(2.5)	(1.3)	(7.5)
U.S. Pension Expense	(4.1)	(4.1)	(4.3)	(4.2)	(16.7)
Other Unallocated (Charges) Income	(0.7)	(0.4)	3.9	(10.3)	(7.5)
Consolidated Operating Profit	21.2	28.7	25.9	21.7	97.5

Interest Expense, net	(3.6)	(3.4)	(3.5)	(3.9)	(14.4)
Income Tax Expense	(2.5)	(6.1)	(6.0)	1.1	(13.5)
Equity in Net Income of Affiliates	0.3	0.5	0.8	1.4	3.0
Net Income Attributable to Common Shareholders	$15.4	$19.7	$17.2	$20.3	$72.6

The changes reflected in these tables relate solely to the composition of the Company's business segments, and have no impact on 2009 consolidated and per-share results included in the Company's earnings releases and forms 10Q and 10K.

West Pharmaceutical Services, Inc.

($ Millions)
Presented "as if" 2010 business unit realignments were effective in 2009, in order to facilitate comparative analyses of 2010 segment results to the comparable prior-year periods

(UNAUDITED)

	2009 New Segment Results - Summary
	Three Months Ended				Year Ended
	March 31	June 30	Sept 30	Dec 31	Dec 31
Pharmaceutical Packaging Systems
Net Sales	$176.4	$190.1	$189.9	$219.6	$776.0

Gross Profit	$56.4	$62.9	$59.2	$72.4	$250.9
Gross Margin %	32.0%	33.1%	31.2%	33.0%	32.3%

Research and Development Expense	(2.0)	(2.1)	(2.4)	(2.5)	(9.0)

Selling, General and Administrative Expense	(25.6)	(25.6)	(25.7)	(26.2)	(103.1)

Operating Profit	$28.9	$35.4	$30.9	$43.1	$138.3
% of Sales	16.4%	18.6%	16.3%	19.6%	17.8%

Pharmaceutical Delivery Systems
Net Sales	$67.5	$72.1	$70.2	$75.2	$285.0

Gross Profit	$12.9	$15.8	$12.5	$11.5	$52.7
Gross Margin %	19.1%	21.9%	17.8%	15.3%	18.5%

Research and Development Expense	(2.3)	(2.6)	(2.7)	(3.3)	(10.9)

Selling, General and Administrative Expense	(7.2)	(8.3)	(8.1)	(8.1)	(31.7)

Operating Profit	$3.1	$5.0	$1.6	$0.2	$9.9
% of Sales	4.6%	6.9%	2.3%	0.3%	3.5%

The changes reflected in these tables relate solely to the composition of the Company's business segments, and have no impact on 2009 consolidated and per-share results included in the Company's earnings releases and forms 10Q and 10K.